Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

Constar International Inc. Announces 2005

First Quarter Financial Results

Philadelphia, PA – May 10, 2005 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the three month period ended March 31, 2005.

Net sales rose 15.4 percent in the first quarter to $221.3 million from $191.7 million for the 2004 first quarter. The growth in net sales reflects the pass-through of increased resin prices, increased shipments of both conventional and custom products in the United States and favorable foreign currency translation. The increased net sales were partially offset by price reductions implemented to extend key long-term contracts and meet competitive pricing as well as reduced volumes in certain European markets due to lower customer demand.

First quarter gross profit was $6.4 million compared to $9.4 million in last year’s first quarter. The decrease was primarily due to price concessions implemented to extend key contracts and meet competitive pricing, reduced volumes in Europe and increased costs related to transportation and utilities. These items were partially offset by increased unit sales in the U.S. and resulting operating efficiencies.

Adjusted EBITDA in the first quarter was $11.3 million compared to $14.3 million in last year’s first quarter. The decrease in adjusted EBITDA primarily reflects the reduced gross profit.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. The Company’s revolving loan facility adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the revolving loan facility. For the 2005 first quarter, these adjustments included add-backs of $10.9 million primarily related to the $10.0 million loss associated with the Company’s February refinancing. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies. A reconciliation of adjusted EBITDA to net loss is included in the attached unaudited consolidated statements of operations.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “The first quarter was very challenging with additional pricing pressures, increasing energy rates and continued weakness in our European volumes. While our domestic business displayed healthy volume growth and improved operating efficiencies, the decreased volumes in Europe further impacted already challenged margins. To improve our European margins, we are focused on better aligning our cost structure as well as increasing prices in certain product categories.”

Operating expenses in the first quarter (defined as selling and administrative expenses, research and technology expense, foreign exchange adjustments and other expense (income), net) were reduced to $7.2 million from $8.5 million for the same period in 2004. The decrease reflects a reduction in costs associated with litigation expenses, an increase in royalty income and a gain from the sale of fixed assets. These benefits were partially offset by increased research and development expenses. In addition, during the 2004 first quarter, the Company recorded a $0.5 million charge related to a fire at its operating facility in the U.K.

Interest expense in the first quarter was $9.6 million compared to $10.0 million in the prior year period. The decrease reflects a lower effective interest rate resulting from the February 2005 refinancing partially offset by an increase in current interest rates as compared to the first quarter of 2004.

As previously announced and referred to above, the Company completed a $290 million refinancing during the quarter which consisted of the sale of $220 million of senior secured floating rate notes due 2012 and a four year $70 million senior secured asset-based revolving credit facility. The net proceeds were used to repay the Company’s existing senior secured revolving credit facility, term B and second lien term loans, and to pay fees and expenses related to the refinancing. As a result of this refinancing, the Company has extended its debt maturities, reduced its effective interest rates and created less restrictive financial covenants. In connection with the refinancing, the Company recorded a non-cash charge of $6.5 million in the 2005 first quarter to write off unamortized fees related to the refinanced debt, and recognized a $3.5 million loss related to prepayment penalties associated with early termination of the Company’s existing term B and second lien term loans. These two charges totaled approximately $10.0 million after tax or approximately $0.83 per basic and diluted share.

The Company reported a first quarter net loss of $20.0 million, or $1.65 per basic and diluted share, compared to a net loss of $8.9 million, or $0.74 per basic and diluted share, in the 2004 first quarter.

Conference Call, Web Cast Information

The Company will hold a conference call on Tuesday, May 10, 2005, at 9:00 a.m. ET to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (888) 855-5487 (domestic callers) or (719) 457-2666 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET on May 10, 2005, through midnight on May 17, 2005 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 2132436, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These forward-looking statements and forecasts are subject to risks, uncertainties and assumptions, including, among other things, the Company’s debt level and its ability to service existing debt or, if necessary, to refinance that debt; the impact of the Company’s debt on liquidity; the Company’s expectation that it will be cash flow negative at least into the second half of 2006 and the Company’s ability to fund operations using a credit facility that is subject to conditions and borrowing base limitations; indebtedness under the Company’s $220,000,000 of notes issued in February 2005, and borrowings under the Company’s credit facility, are subject to floating interest rates that may cause interest expense to increase; the Company’s ability to comply with covenants in the instruments governing the Company’s indebtedness; the Company’s ability to compete successfully against competitors; the impact of price competition on gross margins and profitability; the level of demand for conventional PET packaging and custom PET packaging requiring the Company’s proprietary technologies and know-how; conventional PET containers, which comprise the bulk of the Company’s business, generally carry low profit margins, and the market for conventional soft drink containers is not expected to grow appreciably in the near term; continued conversion from metal, glass and other materials for packaging to plastic packaging; the Company’s relationship with its largest customers; the success of the Company’s customers in selling their products in their markets; the Company’s ability to manage inventory levels based on its customers’ projected sales; risks associated with the Company’s international operations; the terms upon which the Company acquires resin and its ability to reflect price increases in its sales; the Company’s ability to obtain resin from suppliers on a timely basis; the impact of consolidation of the Company’s customers on sales and profitability; the Company’s ability to fund capital expenditures in the future; general economic and political conditions; increases in the price of petrochemical products such as PET resin and the effect of such increases on the demand for PET products; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to timely market products incorporating MonOxbar™ technology and the realization of the expected benefits of the MonOxbar™ technology; the Company’s ability to control costs; the Company’s ability to maintain an effective system of internal control; legal and regulatory proceedings and developments; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to successfully prosecute or defend the legal proceedings to which it is a party; and the other factors disclosed from time to time by the Company in its filings with the Securities and Exchange Commission. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

William S. Rymer, Executive Vice President and Chief Financial Officer, (215) 698-5095

Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Net customer sales	$220,245	$190,745
Net sales to affiliates	1,034	993

Net sales	221,279	191,738
Cost of products sold, excluding depreciation	203,607	169,440
Depreciation	11,301	12,898

Gross profit	6,371	9,400
Selling and administrative expense	5,342	6,277
Research and technology expense	1,819	1,374
Write off deferred financing costs and prepayment penalties	10,025	—
Interest expense	9,645	9,982
Foreign exchange adjustments	211	46
Provision for restructuring and asset impairments	59	—
Other (income)/expense, net	(169)	754

Loss before taxes and minority interest	(20,561)	(9,033)
Benefit for income taxes	522	116
Minority interest	(9)	5

Net loss	$(20,048)	$(8,912)

Per common share data:
Basic and diluted
Net income (loss)	$(1.65)	$(0.74)
Weighted average common shares outstanding:
Basic and diluted shares	12,119	12,000
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(20,048)	$(8,912)
Add back:
Interest expense	9,645	9,982
Taxes	(522)	(116)
Depreciation	11,301	12,898

EBITDA	376	13,852
Other adjustments under Credit Agreement	10,898	403

Adjusted EBITDA	$11,274	$14,255

SELECTED BALANCE SHEET DATA
	3/31/2005
Cash and cash equivalents	$14,360
Debt:
Senior Revolving Credit Agreement	17,218
Senior Secured Floating Rate Notes	220,000
Senior Subordinated Loan	175,000
Other	1,582